EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS 2017 SECOND QUARTER FINANCIAL RESULTS
* Company Reports 31st Consecutive Quarter of Profitability;

MOUNT LAUREL, NJ, August 3, 2017 - inTEST Corporation (NYSE MKT: INTT), an independent designer, manufacturer and marketer of thermal management products and semiconductor automatic test equipment (ATE) interface solutions, today announced financial results for the quarter ended June 30, 2017.

2017 Second Quarter Summary
*    Second quarter 2017 bookings were $14.6 million, compared with first quarter 2017 bookings of $15.0 million and second quarter 2016 bookings of $12.6 million. Second quarter 2017 results include the acquisition of Ambrell Corporation, which was completed May 24, 2017. Second quarter 2017 bookings excluding Ambrell were $12.3 million.

     *    $5.9 million, or 40%, of second quarter bookings were derived from non-ATE, compared with second quarter 2016 non-ATE bookings of $4.4 million, or 35%.

*    Second quarter 2017 net revenues were $15.9 million, compared with first quarter 2017 net revenues of $14.2 million and second quarter 2016 net revenues of $10.5 million. Second quarter 2017 net revenues excluding Ambrell were
      $13.9 million.

     *    $5.7 million, or 36%, of second quarter 2017 net revenues were derived from non-ATE, compared with second quarter 2016 non-ATE revenues of $2.5 million, or 24%.

*    Second quarter 2017 gross margin was $8.4 million, or 53%, compared with first quarter 2017 gross margin of $7.7 million, or 55%, and second quarter 2016 gross margin of $5.3 million, or 51%.

*    On a GAAP basis, second quarter 2017 net earnings were $1.4 million, or $0.14 per diluted share, compared with first quarter 2017 net earnings of $2.1 million, or $0.20 per diluted share, and second quarter 2016 net earnings of $486,000, or $0.05 per diluted share. Consolidated results for the second quarter of 2017 included Ambrell transaction related expenses of $849,000.

     *    On a non-GAAP basis, second quarter 2017 adjusted net earnings were $1.7 million, or $0.16 per diluted share, compared with first quarter 2017 adjusted net earnings of $2.1 million, or $0.21 per diluted share, and second quarter
           2016 adjusted net earnings of $523,000 or $0.05 per diluted share.

*    Cash and cash equivalents at June 30, 2017 were $7.6 million, compared with $27.5 million at March 31, 2017.

inTEST Executive Chairman, President and Chief Executive Officer Robert E. Matthiessen commented, "We are very pleased with our results for the second quarter. On the heels of an exceptionally strong first quarter, second quarter revenue increased 33% year-over-year, excluding the impact of the additional net revenues from the acquisition of Ambrell, and we marked the Company's 31st consecutive quarter of profitability."

Mr. Matthiessen added, "We are seeing immediate benefits from the recently closed acquisition. Ambrell's induction heating technology complements our current thermal technologies and firmly establishes our position in industrial markets with a diverse customer base in a broader manufacturing space, including in many emerging markets, consumer product packaging, fiber-optic, automotive and other markets. We are well positioned to capture market share in the markets we serve, while expanding inTEST's footprint in additional thermal test and industrial markets. As we head into the second half of 2017, we anticipate seasonal declines, consistent with our peers, given the strength in the test industry in the first part of this year. As we continue to execute on our differentiated product strategy, we believe the conditions for our long-term success remain firmly in place and we are solidly on track for a strong 2017."

2017 Third Quarter Financial Outlook
inTEST expects that net revenues for the third quarter of 2017 will be in the range of $17.5 million to $18.5 million and that on a GAAP basis, earnings per diluted share will range from $0.12 to $0.16. This outlook is based on the Company's current views with respect to operating and market conditions and customers' forecasts, which are subject to change.

2017 Second Quarter Conference Call Details
inTEST management will host a conference call on Thursday, August 3, 2017 at 5:00 pm Eastern Daylight Time. The conference call will address the Company's second quarter 2017 financial results and management's current expectations and views of the industry. The call may also include discussion of strategic, operating and product initiatives and developments, and other matters relating to the Company's current or future performance. To access the live conference call, please dial (815) 680-6269 or (866) 900-9241. The Passcode for the conference call is 51056990. Please reference the inTEST 2017 Q2 Financial Results Conference Call.

2017 Second Quarter Live Webcast Details
inTEST Corporation will provide a webcast in conjunction with the conference call. To access the live webcast, please visit inTEST's website www.intest.com under the "Investors" section.

2017 Second Quarter Replay Details (Webcast)
A replay of the webcast will be available on inTEST's website for one year following the live broadcast. To access the webcast replay, please visit inTEST's website www.intest.com under the "Investors" section.

Submit Questions
In advance of the conference call, and for those investors accessing the webcast, inTEST Corporation welcomes individual investors to submit their questions via email to lguerrant@guerrantir.com. The Company will address as many questions as possible on the conference call.

Non-GAAP Results
In addition to disclosing results that are determined in accordance with GAAP, we also disclose non-GAAP performance measures. These non-GAAP performance measures include adjusted net earnings and adjusted net earnings per diluted share. Adjusted net earnings is derived by adding acquired intangible amortization to net earnings. Adjusted net earnings per diluted share is derived by dividing adjusted net earnings by diluted average shares outstanding. These results are provided as a complement to results provided in accordance with GAAP. Adjusted net earnings and adjusted net earnings per diluted share are non-GAAP performance measures presented to provide meaningful supplemental information regarding our baseline performance before acquired intangible amortization charges that may not be indicative of our current core business or future outlook. These non-GAAP performance measures are used to make operational decisions, to forecast future operational results, and for comparison with our business plan, historical operating results and the operating results of our peers. A reconciliation of net earnings and net earnings per diluted share to adjusted net earnings and adjusted earnings per diluted share, which are discussed in this earnings release, is contained in the tables that follow. The non-GAAP performance measures discussed in this earnings release may not be comparable to similarly titled measures used by other companies. The presentation of non-GAAP measures is not meant to be considered in isolation, as a substitute for, or superior to, financial measures or information provided in accordance with GAAP.

About inTEST Corporation
inTEST Corporation is an independent designer, manufacturer and marketer of thermal management products and ATE interface solutions, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers and by manufacturers in other diversified industries. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Other industries into which the Company's products are also sold include: the automotive, consumer electronics, defense/aerospace, energy, industrial and telecommunications markets. Specific products include temperature management systems, manipulator and docking hardware products and customized interface solutions. The Company has established strong relationships with its customers globally, which it supports through a network of local offices. For more information visit www.intest.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events and financial results that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; our ability to integrate Ambrell into our business successfully or operate Ambrell profitably; changes in the rates of, and timing of, capital expenditures by our customers; progress of product development programs; increases in raw material and fabrication costs associated with our products and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. inTEST undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.
Contacts:
inTEST Corporation	Investors:
Hugh T. Regan, Jr.	Laura Guerrant-Oiye, Principal
Treasurer and Chief Financial Officer	Guerrant Associates
Tel: 856-505-8999	lguerrant@guerrantir.com
Tel: (808) 960-2642

- tables follow -

SELECTED FINANCIAL DATA
(Unaudited)
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended			Six Months Ended
	6/30/2017	6/30/2016	3/31/2017	6/30/2017	6/30/2016
Net revenues	$15,888	$10,485	$14,180	30,068	$19,132
Gross margin	8,421	5,329	7,728	16,149	9,396
Operating expenses:
Selling expense	1,871	1,471	1,668	3,539	2,806
Engineering and product development expense	982	982	935	1,917	1,973
General and administrative expense	3,286	2,145	1,994	5,280	3,790
Operating income	2,282	731	3,131	5,413	827
Other income	54	18	41	95	46
Earnings before income tax expense	2,336	749	3,172	5,508	873
Income tax expense	891	263	1,094	1,985	306
Net earnings	1,445	486	2,078	3,523	567

Net earnings per share - basic	$0.14	$0.05	$0.20	$0.34	$0.05
Weighted average shares outstanding - basic	10,277	10,296	10,265	10,271	10,343

Net earnings per share - diluted	$0.14	$0.05	$0.20	$0.34	$0.05
Weighted average shares outstanding - diluted	10,335	10,311	10,295	10,315	10,357

Condensed Consolidated Balance Sheets Data:
	As of:
	6/30/2017	3/31/2017	12/30/2016
Cash and cash equivalents	$ 7,596	$27,455	$28,611
Trade accounts receivable, net	11,938	9,817	5,377
Inventories	6,212	3,921	3,676
Total current assets	26,375	41,567	38,006
Net property and equipment	1,525	934	944
Total assets	56,704	46,353	42,844
Accounts payable	2,823	1,833	1,368
Accrued expenses	4,919	2,975	3,113
Total current liabilities	9,732	6,433	5,056
Noncurrent liabilities	5,354	-	-
Total stockholders' equity	41,618	39,920	37,788

Reconciliation of GAAP to Non-GAAP Net Earnings:
	Three Months Ended			Six Months Ended
	6/30/2017	6/30/2016	3/31/2017	6/30/2017	6/30/2016
GAAP net earnings	$1,445	$ 486	$2,078	$3,523	$ 567
Acquired intangible amortization	250	57	53	303	116
Tax adjustments:	(16)	(20)	(17)	(33)	(43)
Adjusted net earnings	$1,679	$ 523	$2,114	$3,793	$ 640

Average shares outstanding:
Basic	10,277	10,296	10,265	10,271	10,343
Diluted	10,335	10,311	10,295	10,315	10,357

Net earnings per share - basic:
GAAP net earnings	$ 0.14	$ 0.05	$ 0.20	$ 0.34	$ 0.06
Acquired intangible amortization	0.02	-	0.01	0.03	0.01
Tax adjustments:	(0.00)	(0.00)	(0.00)	(0.00)	(0.00)
Adjusted net earnings per share - basic	$ 0.16	$ 0.05	$ 0.21	$ 0.37	$ 0.06

Net earnings per share - diluted
GAAP net earnings	$ 0.14	$ 0.05	$ 0.20	$ 0.34	$ 0.06
Acquired intangible amortization	0.02	-	0.01	0.03	0.01
Tax adjustments:	(0.00)	(0.00)	(0.00)	(0.00)	(0.00)
Adjusted net earnings per share - diluted	$ 0.16	$ 0.05	$ 0.21	$ 0.37	$ 0.06

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